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                                                                     Exhibit 18

                       AMENDMENT AND TERMINATION AGREEMENT

     This AMENDMENT AND TERMINATION AGREEMENT (the "AGREEMENT") is made and entered into as of April 10, 2001, by and among Foilmark, Inc., a Delaware corporation ("FOILMARK"), HoloPak Technologies, Inc., a Delaware corporation (formerly known as TPF Holding Company) (the "COMPANY") and Marc O. Woontner (the "OPTION HOLDER").

     WHEREAS, the Company and the Option Holder entered into a Stock Option Agreement, dated as of January 4, 1990 (the "OPTION AGREEMENT"), whereby the Option Holder was granted an option (the "OPTION") to purchase shares of common stock of the Company (the "COMPANY COMMON STOCK");

     WHEREAS, the Company merged with and into a subsidiary of Foilmark on April 23, 1999 and, in connection therewith, the Option would become exercisable in accordance with the terms of the vesting schedule set forth in such Option Agreement for 83,752 shares of Common Stock, par value $.01 per share, of Foilmark (the "FOILMARK COMMON STOCK");

     WHEREAS, the Company, Foilmark and the Option Holder have agreed to enter into this Agreement to accelerate the vesting of the Option and to terminate the Option Agreement and cancel the Option;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. ACCELERATION AND TERMINATION. Immediately prior to the Effective Time of the Merger (as each term is defined in that certain Agreement and Plan of Merger dated as of April 10, 2001 by and among Illinois Tool Works Inc., Dudley Acquisition Inc. and Foilmark (the "MERGER AGREEMENT")), the Option shall accelerate and terminate in exchange for a cash payment by Foilmark of an amount equal to (i) the excess, if any, of (A) the price per share of Foilmark Common Stock to be paid pursuant to the tender offer to purchase all of the issued and outstanding shares of Foilmark Common Stock (the "OFFER") over (B) the exercise price per share of Foilmark Common Stock subject to the Option, multiplied by
(ii) that number of shares of Foilmark Common Stock for which the Option shall not theretofore have been exercised. In the event that the Merger Agreement is terminated for any reason or the transactions contemplated thereunder are not consummated, this Agreement shall be null and void and of no further force and effect without any further action on the part of any of the parties hereto.

     2. REPRESENTATION AND WARRANTIES. The Option Holder hereby represents and warrants that: (i) he is the owner, free and clear of any and all pledges, encumbrances, claims or rights of third parties, of the Option; and (ii) he has full power and authority to enter into this Agreement.

     3. RELEASE. The Option Holder, on behalf of himself and his heirs, successors and assigns, hereby releases and forever discharges each of the Company and Foilmark and its respective successors and assigns, and the respective stockholders, directors, officers, employees, and agents of each, from any and all causes of action, liabilities of any kind, suits and/or claims for damages of any type arising or which may have existed on or before the present date, known

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and unknown, suspected or not suspected, and any other claims, demands, causes of actions, and liabilities of any kind relating to or with respect to any right, event, matter, claim, occurrence or injury arising out of or in any way associated with the Option or any shares of Company Common Stock or Foilmark Common Stock that may be deemed to be underlying said Option.

     4. FURTHER ASSURANCES. At any time and from time to time after the date hereof, the parties hereto will execute and deliver all documents and do all such further acts and things as may reasonably be required to carry out the intent of the parties hereunder.

     5. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     6. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be considered an original and all of which together shall constitute one agreement.

     7. NOTICES. All notices under this Agreement shall be in writing and deemed given upon receipt by the parties at the following addresses:

          (a)  If to Foilmark or the Company, to

               Foilmark, Inc.
               5 Malcolm Hoyt Drive
               Newburyport, MA  01950
               Attn: Frank J. Olsen, Jr.
                     President and Chief Executive Officer

               and

               Hinckley, Allen & Snyder LLP
               1500 Fleet Center
               Providence, Rhode Island  02903
               Attn: Stephen J. Carlotti, Esq.

          (b)  If to the Option Holder, to

               Marc O. Woontner
               195 Comanche Drive
               Oceanport, NJ  07757


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                    FOILMARK, INC.


                                    By:    /s/ Frank J. Olsen, Jr.
                                       ------------------------------------
                                    Name:  Frank J. Olsen, Jr.
                                    Title: President and Chief Executive Officer


                                    HOLOPAK TECHNOLOGIES, INC.


                                    By:    /s/ Frank J. Olsen, Jr.
                                       ------------------------------------
                                    Name:  Frank J. Olsen, Jr.
                                    Title: President and Chief Executive Officer


                                             /s/ Marc O. Woontner
                                    ---------------------------------------
                                    Marc O. Woontner


ACCEPTED AND AGREED:

ILLINOIS TOOL WORKS INC.

By:
   ------------------------------
Name:
Title:

DUDLEY ACQUISITION INC.

By:
   ------------------------------
Name:
Title:


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